UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                  SCHEDULE TO
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )
                           --------------------------
                             WCI COMMUNITIES, INC.
                       (Name of Subject Company (Issuer))

                               Icahn Partners LP
                                Icahn Onshore LP
                                CCI Onshore Corp.
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                                Icahn Offshore LP
                               CCI Offshore Corp.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                  Carl C. Icahn
                      (Names of Filing Persons (Offerors))

                          Common Stock, Par Value $.01
                         (Title of Class of Securities)

                                    92923C104
                      (CUSIP Number of Class of Securities)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388
                  (Name, Address and Telephone Number of Person
 Authorized to Receive Notices and Communications on behalf of Filing Persons)

                            CALCULATION OF FILING FEE

TRANSACTION VALUATION(1)                                 AMOUNT OF FILING FEE(2)
   $789,302,954                                                 $157,860.60
-----------------------------------------
(1) Estimated solely for the purpose of calculating the fee in accordance with the Rule 0-11 of the Securities Exchange Act of 1934.

(2) The amount of the fee is based upon the product of 35,877,407 shares of common stock of WCI Communities, Inc. at a price of $22.00 per share.

|_| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                                Form or Registration No.:
Filing Party:                                          Date Filed:

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

          |X| third-party tender offer subject to Rule 14d-1.

          |_| issuer tender offer subject to Rule 13e-4.

          |_| going-private transaction subject to Rule 13e-3

          |X| amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

                      COMBINED SCHEDULE TO AND SCHEDULE 13D

     This Schedule TO is being filed on behalf of Icahn Partners LP, a Delaware limited partnership ("Icahn Partners"), Icahn Partners Master Fund LP, a Cayman Island exempted limited partnership ("Icahn Master"), Icahn Partners Master II Fund LP, a Cayman Island exempted limited partnership ("Icahn Master II"), Icahn Partners Master Fund III LP, a Cayman Island exempted limited partnership ("Icahn Master III"), High River Limited Partnership, a Delaware limited partnership ("High River" and collectively with Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, the "Offeror"), Icahn Onshore LP, a Delaware limited partnership ("Icahn Onshore"), CCI Onshore Corp. a Delaware corporation ("CCI Onshore"), Icahn Offshore LP, a Delaware limited partnership ("Icahn Offshore"), CCI Offshore Corp., a Delaware corporation ("CCI Offshore"), Hopper Investments LLC, a Delaware limited liability company ("Hopper"), Barberry Corp., a Delaware corporation ("Barberry"), and Carl C. Icahn ("Icahn" and collectively with the Offeror, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, Hopper and Barberry, the "Filing Persons"), relating to the offer by the Offeror to purchase (i) any and all shares of common stock, par value $0.01 per share (the "WCI Shares"), of WCI Communities, Inc., a Delaware corporation ("WCI"); and (ii) the associated rights (the "Rights" and together with the WCI Shares, the "Shares") to purchase certain preferred stock issued under the Rights Agreement, dated as of January 30, 2007, between WCI and Computershare Trust Company, N.A., as Rights Agent, at a price of $22.00 per Share.

     The offer is subject to the terms and conditions set forth in the Offer to Purchase, dated March 23, 2007 (the "Offer to Purchase"). The Offer to Purchase and the related Letter of Transmittal (the "Letter of Transmittal") and Notice of Guaranteed Delivery (the "Notice of Guaranteed Delivery"), copies of which are attached hereto as Exhibits (a)(1)(i), (a)(1)(ii) and (a)(1)(iii), constitute the "Offer".

     As permitted by General Instruction F to Schedule TO, the information set forth in the entire Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, including all appendices, schedules, exhibits and annexes thereto, is hereby expressly incorporated by reference in response to Items 1 through 11 of this Schedule TO.

     As permitted by General Instruction G to Schedule TO, this Schedule TO is also an amendment to the joint statement on Schedule 13D filed on October 28, 2005 by the Filing Persons (other than Icahn Master II and Icahn Master III), as amended by the Schedule TO-C filed on March 13, 2007 by the Filing Persons (other than Icahn Master II and Icahn Master III).

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      1,279,725

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      1,279,725

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Hopper Investments LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,279,725

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,279,725

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      OO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,279,725

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,279,725

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      1,914,558

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      1,914,558

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Offshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,914,558

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,914,558

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      CCI Offshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,914,558

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,914,558

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      2,901,892

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      2,901,892

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Onshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      2,901,892

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      2,901,892

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON CCI Onshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      2,901,892

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      2,901,892

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      6,096,175

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      6,096,175

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,096,175

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      14.52%

14 TYPE OF REPORTING PERSON*
      IN

ITEM 12. EXHIBITS

   EXHIBIT      DESCRIPTION
--------------  ----------------------------------------------------------------
  (a)(1)(i)     Offer to Purchase, dated March 23, 2007 (filed herewith)

  (a)(1)(ii)    Letter of Transmittal (filed herewith)

  (a)(1)(iii)   Notice of Guaranteed Delivery (filed herewith)

  (a)(1)(iv) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith)

  (a)(1)(v)     Letter to Clients (filed herewith)

  (a)(1)(vi) Guidelines for Certification of Taxpayer Identification Number (filed herewith)

  (a)(5)(i) Summary Advertisement of the Offeror, dated March 23, 2007 (filed herewith)


ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3

   Not applicable.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 23, 2007

ICAHN PARTNERS LP

         By:      /s/ Keith A. Meister
                  --------------------
         Name: Keith A. Meister
         Title:   Managing Director

ICAHN ONSHORE LP

         By:      /s/ Keith A. Meister
                  --------------------
         Name: Keith A. Meister
         Title:   Managing Director

CCI ONSHORE CORP.

         By:      /s/ Keith A. Meister
                  --------------------
         Name: Keith A. Meister
         Title:   Managing Director

ICAHN PARTNERS MASTER FUND LP

         By:      /s/ Keith A. Meister
                  --------------------
         Name: Keith A. Meister
         Title:   Managing Director

ICAHN PARTNERS MASTER FUND II LP
By:  Icahn Offshore LP, managing general partner

         By:      /s/ Keith A. Meister
                  --------------------
         Name: Keith A. Meister
         Title:   Managing Director

ICAHN PARTNERS MASTER FUND III LP
By:  Icahn Offshore LP, managing general partner

         By:      /s/ Keith A. Meister
                  --------------------
         Name: Keith A. Meister
         Title:   Managing Director

  [Signature page to the Schedule TO filed with the SEC in connection with the WCI Communities, Inc. Tender Offer at $22.00 per Share]

ICAHN OFFSHORE LP

         By:      /s/ Keith A. Meister
                  --------------------
         Name: Keith A. Meister
         Title:   Managing Director

CCI OFFSHORE CORP.

         By:      /s/ Keith A. Meister
                  --------------------
         Name: Keith A. Meister
         Title:   Managing Director

HIGH RIVER LIMITED PARTNERSHIP
         By: Hopper Investments LLC, general partner
         By: Barberry Corp., sole member

         By:      /s/ Keith Cozza
                  ---------------
         Name: Keith Cozza
         Title:   Secretary

HOPPER INVESTMENTS LLC
         By: Barberry Corp., sole member

         By:      /s/ Keith Cozza
                  ---------------
         Name: Keith Cozza
         Title:   Secretary


BARBERRY CORP.

         By:      /s/ Keith Cozza
                  ---------------
         Name: Keith Cozza
         Title:   Secretary



  [Signature page to the Schedule TO filed with the SEC in connection with the WCI Communities, Inc. Tender Offer at $22.00 per Share]

/s/ Carl C. Icahn
-----------------
CARL C. ICAHN



  [Signature page to the Schedule TO filed with the SEC in connection with the WCI Communities, Inc. Tender Offer at $22.00 per Share]

                                  EXHIBIT INDEX

   EXHIBIT      DESCRIPTION
--------------  ----------------------------------------------------------------
  (a)(1)(i)     Offer to Purchase, dated March 23, 2007 (filed herewith)

  (a)(1)(ii)    Letter of Transmittal (filed herewith)

  (a)(1)(iii)   Notice of Guaranteed Delivery (filed herewith)

  (a)(1)(iv) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith)

  (a)(1)(v)     Letter to Clients (filed herewith)

  (a)(1)(vi) Guidelines for Certification of Taxpayer Identification Number (filed herewith)

  (a)(5)(i) Summary Advertisement of the Offeror, dated March 23, 2007 (filed herewith)